Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Dennis Bowe
Vice President and
Chief Financial Officer
414-247-3399
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2023 FIRST QUARTER
OPERATING RESULTS

Milwaukee, Wisconsin – October 27, 2022 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal first quarter ended October 2, 2022.

First Quarter

Net sales for the first quarter ended October 2, 2022 were $120.4 million, compared to net sales of $100.3 million for the first quarter ended September 26, 2021.  Net income was $128,000 in the current year first quarter, compared to net income of $101,000 in the prior year first quarter.  Diluted earnings per share for the current year quarter and during the prior year first quarter were $0.03.

Despite current year quarter net sales growth of 20% driven by improvement in semiconductor chip availability, profitability remained relatively unchanged compared to the prior year first quarter primarily due to higher inflationary costs of materials and labor.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	October 2, 2022	September 26, 2021

General Motors Company	$38,150	$25,684
Ford Motor Company	24,616	17,695
Stellantis	17,155	16,560
Tier 1 Customers	17,309	11,975
Commercial and Other OEM Customers	14,826	17,412
Hyundai / Kia	8,304	11,015
TOTAL	$120,360	$100,341

Sales to General Motors Company, Ford Motor Company and Stellantis in the current year quarter increased over the same period in the prior year quarter due to higher vehicle production volumes resulting from improved global semiconductor chip availability relative to the prior year period.  Specifically, sales growth to General Motors Company and Ford Motor Company in the current year quarter was attributed to higher production volume of the GMC Sierra, Chevy Silverado and Ford F-150 family of pickup trucks for which we supply a wide range of components.  Sales to Tier 1 Customers improved in the current year quarter compared to the prior year quarter due to higher vehicle production volumes relating to the semiconductor chip availability referenced above.   Sales to Commercial and Other OEM Customers, which are comprised of aftermarket products and vehicle access control products, such as latches, fobs, driver controls and door handles, declined compared to the prior year quarter due to continued semiconductor chip availability issues for aftermarket keys.  The increase in availability of semiconductor chips in the current year quarter were allocated toward the production of components for production vehicles ahead of aftermarket products and, therefore, sales to the aftermarket customers continued to be adversely impacted by the semiconductor chip shortages in the current year quarter.   The decreased sales to Hyundai / Kia in the current year quarter were due to lower levels of production of the Kia Carnival compared to the prior year.

Gross Profit margins declined to 10.4% in the current year quarter compared to 12.5% in the prior year quarter primarily due to higher costs of raw materials and purchased materials as well as increased costs in our Mexican operations related to the mandatory minimum wage increase enacted by the Mexican Government effective January 1, 2022.

Engineering, Selling and Administrative expenses increased $579,000 in the current year quarter compared with prior year quarter primarily driven by new product engineering development associated with future business growth opportunities.  Despite the higher spending, expenses as a percent of net sales in the current year quarter were 10.6% compared to 12.1% in the prior year quarter due to higher net sales.

Included in Other (Expense) Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	October 2, 2022	September 26, 2021

Equity (Loss) Earnings of VAST LLC Joint Venture	$527	$(251)
Net Foreign Currency Transaction Gain (Loss)	132	180
Other	(422)	(50)
	$237	$(121)

The equity gain of VAST LLC in the current year quarter related primarily to the improved global semiconductor chip availability referred to above that improved sales and profitability in our VAST China operation as compared to the same period in the prior year quarter.

Frank Krejci, President and CEO commented: “Current quarter earnings have been negatively impacted by higher labor costs and escalating price levels of plastic resins, zinc and steel.  Given the nature of our long-term customer contracts, implementing price increases to offset these recent changes in costs has been challenging in the short term. Despite these cost pressures and continued constrained volumes by our customers, we achieved profitability for the quarter.

With a strong balance sheet, we have been able to maintain a heightened inventory position relative to that of pre-pandemic levels to mitigate ongoing supply chain issues and we continue to make investments in improving processes and adding equipment which will provide efficiencies for years to come.  Strategically, we are making progress in being recognized as an innovative supplier to the fast-growing segment of the market focused on the development of Electric Vehicles. We also continue to make progress implementing the significant amount of business won last year and investment opportunities for growth.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reactions to same from foreign countries, the volume and scope of product returns, adverse business and operational issues resulting from the global supply chain disruptions, the semiconductor chip shortages and the continuing effects of the coronavirus (COVID-19) pandemic, matters adversely impacting the timing and availability of component parts and raw materials needed for the production of our products and the products of our customers and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	First Quarter Ended

	October 2, 2022	September 26, 2021

Net Sales	$120,360	$100,341
Cost of Goods Sold	107,864	87,792
Gross Profit	12,496	12,549

Engineering, Selling &
Administrative Expenses	12,700	12,121
(Loss) Income from Operations	(204)	428

Interest Expense	(129)	(48)
Other Income (Expense), Net	237	(121)
(Loss) Income before Provision for Income
Taxes and Non-Controlling Interest	(96)	259

(Benefit) Provision for Income Taxes	(36)	37

Net (Loss) Income	(60)	222
Net Loss (Income) Attributable to Non-Controlling Interest	188	(121)

Net Income Attributable to STRATTEC SECURITY CORP.	$128	$101

Earnings Per Share:
Basic	$0.03	$0.03
Diluted	$0.03	$0.03
Average Basic
Shares Outstanding	3,899	3,830

Average Diluted
Shares Outstanding	3,929	3,893

Other
Capital Expenditures	$4,718	$2,789
Depreciation	$4,497	$5,057

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	October 2, 2022	July 3, 2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,330	$8,774
Receivables, net	76,631	75,827
Inventories, net	75,048	80,482
Other current assets	29,052	23,149
Total Current Assets	191,061	188,232
Investment in Joint Ventures	26,023	26,344
Other Long Term Assets	11,901	12,375
Property, Plant and Equipment, Net	91,194	91,729
	$320,179	$318,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$40,806	$43,950
Other	40,761	37,525
Total Current Liabilities	81,567	81,475
Accrued Pension and Post Retirement Obligations	1,744	1,722
Borrowings Under Credit Facility	13,000	11,000
Other Long-term Liabilities	3,985	4,070
Shareholders’ Equity	343,957	343,103
Accumulated Other Comprehensive Loss	(19,320)	(18,657)
Less: Treasury Stock	(135,569)	(135,580)
Total STRATTEC SECURITY
CORPORATION Shareholders’ Equity	189,068	188,866
Non-Controlling Interest	30,815	31,547
Total Shareholders’ Equity	219,883	220,413
	$320,179	$318,680

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	First Quarter Ended

	October 2, 2022	September 26, 2021

Cash Flows from Operating Activities:
Net (Loss) Income	$(60)	$222
Adjustment to Reconcile Net Income to Net
Cash Provided by Operating Activities:
Depreciation	4,497	5,057
Equity (Earnings) Loss in Joint Ventures	(527)	251
Foreign Currency Transaction Loss (Gain)	71	(139)
Unrealized Loss on Peso Forward Contracts	35	98
Stock Based Compensation Expense	611	396
Change in Operating Assets/Liabilities	(48)	(15,659)
Other, net	122	127

Net Cash Provided by (Used in) Operating Activities	4,701	(9,647)

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(4,718)	(2,789)
Net Cash Used in Investing Activities	(4,718)	(2,789)

Cash Flow from Financing Activities:
Borrowings on Credit Facility	5,000	7,000
Repayment of Borrowings under Credit Facility	(3,000)	(2,000)
Dividends Paid to Non-Controlling Interest of Subsidiaries	(600)	(600)
Exercise of Stock Options and Employee
Stock Purchases	126	619

Net Cash Provided Financing Activities	1,526	5,019

Foreign Currency Impact on Cash	47	(24)

Net Increase (Decrease) in Cash & Cash Equivalents	1,556	(7,441)

Cash and Cash Equivalents:
Beginning of Period	8,774	14,465
End of Period	$10,330	$7,024